Exhibit 1

POINTER TELOCATION LTD.
NOTICE OF AN ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 4, 2015

Notice is hereby given to the shareholders (the “Shareholders”) of Pointer Telocation Ltd. (the “Company”) that an Annual General Meeting of Shareholders will be held at the offices of Yigal Arnon & Co., 1 Azrieli Center, 46th Floor, Tel Aviv, on Tuesday, August 4, 2015, at 2:00 P.M. (Israel time) (the “Meeting”) for the following purposes:

1.	TO RE-ELECT Mr. Yossi Ben Shalom, Mr. Barak Dotan, Mr. Nir Cohen, Mr. Jonathan Irroni as directors of the Company and Ms. Alicia Rotbard as an independent director of the Company for the coming year.
2.	TO APPOINT Kost Forer Gabbay & Kasierer as the independent public accountants of the Company for the year ending December 31, 2015 and to authorize our Audit Committee to fix their remuneration in accordance with the volume and the nature of their services, as the Audit Committee may deem fit in their sole discretion.
3.	TO RECEIVE management’s report on our business for the year ended December 31, 2014.

Shareholders of record at the close of business on Thursday, June 25, 2015 (the “Record Date”), will be entitled to notice of, and to vote at, the Meeting.

Shareholders who do not plan to attend the Meeting in person are requested to mark, date, sign and mail the enclosed proxy in the enclosed envelope as promptly as possible.

The position notices on behalf of the shareholders shall be delivered to the Company within ten (10) days following the Record Date. The last date to provide the response of the Board of Directors to such position notices shall be within five (5) days following the last day for the submission of the position notices.

A copy of the declarations of the directors, being brought to election at the Meeting, as well as a copy of the full proxy statement, may be viewed at the Company's offices at 14 Ha'Melacha Street, Park Afek, Rosh Ha'ayin, 4809133, Israel, Sunday through Thursday from 9:00 a.m. to 5:00 p.m.

The proxy statement and proxy card are available at
http://www.pointer.com/category/Calander_of_Events

By Order of the Board of Directors,
Pointer Telocation Ltd.
Date: June 16, 2015

PROXY STATEMENT

POINTER TELOCATION LTD.
14 HA'MELACHA STREET
PARK AFEK, ROSH HA'AYIN 4809133
ISRAEL
+972-3-5723111

ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 4, 2015

The enclosed proxy is being solicited by the Board of Directors (the “Board of Directors”) of Pointer Telocation Ltd. (the “Company”, “we”, “our”, “us”, and “Pointer”) for use at our annual general meeting of shareholders to be held on Tuesday, August 4, 2015, at 2:00 P.M. or at any postponement or adjournment thereof (the “Meeting”). The record date for determining which of our shareholders (the “Shareholders”) are entitled to notice of, and to vote at, the meeting is established as of the close of business on Thursday, June 25, 2015 (the “Record Date”).

As of June 16, 2015, we had 7,701,439 ordinary shares outstanding, each of nominal value New Israeli Shekels 3.00 (the “Ordinary Shares”).

We expect to solicit proxies by mail and to mail this proxy statement and the accompanying proxy card to Shareholders on or about June 30, 2015. We will bear the cost of the preparation and mailing of these proxy materials and the solicitation of proxies. We will, upon request, reimburse banks, brokerage houses, other institutions, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

Upon the receipt of a properly executed proxy in the form enclosed, the persons named as proxies therein will vote the Ordinary Shares covered thereby in accordance with the instructions of the Shareholder executing the proxy. With respect to the proposals set forth in the accompanying Notice of Meeting, a Shareholder may vote in favor of the proposals or against them or may abstain from voting on the proposals. Shareholders should specify their choice on the accompanying proxy card. If no specific instructions are given with respect to the matter to be acted upon, the shares represented by a signed proxy will be voted FOR the proposals set forth in the accompanying Notice of Meeting, subject to the terms of applicable law.

Any Shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (i) giving written notice to us of such revocation, (ii) voting in person at the meeting or requesting the return of the proxy at the meeting, or (iii) executing and delivering to us a later-dated proxy. Written revocations and later-dated proxies that were sent directly to the Company should also be sent to the Company at 14 Ha'Melacha Street, Park Afek, Rosh Ha'ayin, 4809133, Israel, Attention: Chief Financial Officer. All proxies must be received by the Company’s transfer agent or at the Company’s mailing address listed above seventy two hours prior to the Meeting to be validly included in the tally of Ordinary Shares voted at the Meeting.

Each Ordinary Share is entitled to one vote on each matter to be voted on at the Meeting. Subject to the terms of applicable law, two or more Shareholders present, personally or by proxy, who hold or represent together at least 25% of the voting rights of our issued share capital will constitute a quorum for the Meeting. If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting shall stand adjourned for one week, to Tuesday, August 11, 2015, at the same hour and place, without it being necessary to notify our Shareholders. If a quorum is not present at the adjourned date of the meeting within half an hour of the time fixed for the commencement thereof, subject to the terms of applicable law, the persons present shall constitute a quorum.

Proposals 1 and 2 to be presented at the Meeting require the affirmative vote of Shareholders present in person or by proxy and holding our Ordinary Shares amounting in the aggregate to at least a majority of the votes actually cast with respect to such proposals.

PRINCIPAL SHAREHOLDERS

The following table and notes thereto sets forth certain information, as of June 16, 2015, regarding beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), of our Ordinary Shares by each person who is known by us to own beneficially more than 5% of our outstanding Ordinary Shares. The voting rights of our major shareholders do not differ from the voting rights of other holders of our Ordinary Shares. On June 16, 2015, there were 7,701,439 Ordinary Shares of the Company issued and outstanding.

Name of Beneficial Owner	Number of Ordinary Shares Beneficially Owned*		Percent of Ownership
DBSI Investments Ltd.	2,325,094	(1)	30.19%
Gandyr Investments Ltd.	793,790	(2)	10.31%
The Phoenix Insurance Company Ltd.	1,417,933	(3)	18.41%
Meitav DS Provident Funds and Pension Ltd.	480,000	(4)	6.23%

*	The percentage of outstanding Ordinary Shares beneficially owned is based on 7,701,439 Ordinary Shares outstanding as of June 16, 2015. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of Ordinary Shares beneficially owned by a person includes Ordinary Shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date. Such Ordinary Shares issuable pursuant to such options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options but not deemed outstanding for the purposes of computing the percentage ownership of any other person. To our knowledge, the persons named in this table and the footnotes thereto have sole voting and investment power with respect to all Ordinary Shares shown as owned by them.
(1)	As office holders of DBSI Investments Ltd. (“DBSI”), Messrs. Barak Dotan and Yossi Ben Shalom, who are candidates for re-election as directors, may be considered to be the beneficial holders of 30.19% of our outstanding Ordinary Shares held by DBSI. Messrs. Barak Dotan and Yossi Ben Shalom also control DBSI, and therefore, share the beneficial ownership of 2,325,094 Ordinary Shares of the Company. DBSI holds the sole right to vote 2,325,094 of such Ordinary Shares, which right is directed jointly by Messrs. Yossi Ben Shalom and Barak Dotan. The principal business address of each of these entities and individuals is 85 Medinat Hayehudim Street, Herzelia, 4676670, Israel. This disclosure is based on information disclosed by DBSI on Form 13D/A, filed on June 25, 2014, as well as information provided directly to the Company by DBSI.
(2)	Ms. Yudith Yoval Recanati, Gandyr Investments Ltd. (“Gandyr Investments”) and Gandyr Ltd. (“Gandyr”) jointly hold 793,790 of our Ordinary Shares, and they have joint power over such shares. Gandyr is wholly owned by Gandyr Investments. Gandyr Investments is wholly owned and controlled by Ms. Yudith Yoval Recanati. The principal business address of these entities and individual is 89 Medinat Hayehudim Street, Herzlia 4676672, Israel. This disclosure is based on information disclosed by Ms. Yudith Yoval Recanati, Gandyr Investments and Gandyr on Form 13D, filed on June 24, 2014.
(3)	To our knowledge, based on the information held by the Company, The Phoenix Insurance Company Ltd. (“Phoenix Insurance”) and Phoenix Pension and Benefits Ltd. (“Phoenix Pension”) jointly hold 1,417,933 of our Ordinary Shares, and they have joint power over such shares. Phoenix Pension is a subsidiary of Phoenix Insurance.
(4)	To our knowledge, based on the information held by the Company, Meitav DS Provident Funds and Pension Ltd. holds 480,000 of our Ordinary Shares.

MATTERS RELATING TO THE 2015 ANNUAL GENERAL MEETING

At the Meeting, the shareholders will be asked to vote on the following proposals:

PROPOSAL 1
RE-ELECTION OF DIRECTORS

The Company has nominated the persons named below who were elected as directors at the Annual General Meeting of Shareholders held on May 27, 2014 (except Mr. Jonathan Irroni who was nominated on December 31, 2014), for re-election as directors to serve for a period of one year until the next annual general meeting or until their respective successors are duly elected and qualified.

As required by Israeli law, each of the director nominees named below has declared in writing that: (i) he or she possess the requisite skills and expertise, as well as sufficient time, to perform his/her duties as a director of our company; (ii) he or she was not convicted by a conclusive judgment for one of the following offenses less than five years prior to the date of the judgment: (a) an offense under Sections 290 to 297, 392, 415, 418 to 420 and 422-428 of the Penal Law, 5737-1977, or under Sections 52C, 52D, 53(a) or 54 of the Israeli Securities Law, 5728-1968; (b) by a court outside Israel for bribery, deceit, an offense by a manager of a corporate body or an offense involving misuse of inside information; and (c) for any other offense in respect of which a court holds that, due to the substance, gravity or circumstances of such offense, such person is not fit to serve as director in a public company; (iii) he or she is not subject to a court or committee decision in an administrative enforcement proceeding pursuant to Section 226A of the Israeli Companies Law that prohibits him or her from serving as a director; and (iv) he or she has not been declared bankrupt or incompetent. Such declarations are available for review at our registered office.

Each of the nominees has consented to being named in this Proxy Statement and the Company is not aware of any reason why such person will not serve as a director. Information on each nominee for director is set forth below. The information is based upon the records of the Company and information provided by each nominee. If at the time of the Meeting, however, any of the below-named nominees should be unable or decline to serve as a director, the persons named as proxies herein will vote for such substitute nominee or nominees as the Board of Directors recommends, or will vote to allow the vacancy created thereby to remain open until filled by the Board of Directors.

The following table provides certain relevant information concerning the nominees, including their principal occupation during the past five years.

Nominee	Age	Principal Occupation
Yossi Ben Shalom	59	Yossi Ben Shalom has served as our chairman of the board since April 2003. Mr. Ben Shalom was Executive Vice President and Chief Financial Officer of Koor Industries Ltd. (KOR) from 1998 through 2000. Before that, Mr. Ben-Shalom served as Chief Financial Officer of Tadiran Ltd. Mr. Ben-Shalom was an active director in numerous boards, such as at NICE Systems (NICE), (computer telephony), Machteshim Agan (chemistry), and Investec Bank, amongst others. Mr. Ben-Shalom was an active chairman in successful turnaround programs, such as Eurocar Israel, and American Express Israel. He participated in the creation of TDA VC fund (a joint venture between Tempelton and Tadiran). He was an active Chairman of Scopus — a technology company with sales of over $30 million. Mr. Ben-Shalom is a co-founder of DBSI Investments Ltd. Mr. Ben Shalom holds BA in Economics and MA in Business Management from Tel Aviv University.

Nominee	Age	Principal Occupation
Barak Dotan	47	Barak Dotan was appointed a director on our board in April 2003. Mr. Dotan is a co-founder of DBSI Investments Ltd., a private investment company that has made various investments in private and public companies. Before establishing DBSI Investments, Mr. Dotan worked as product manager for Jacada (Nasdaq: JCDA), formerly CST, a software company that provides a complete software infrastructure to transform legacy systems into e-business and wireless solutions, and thereafter managed private investments in high-tech and other areas. Mr. Dotan graduated from the Hebrew University of Jerusalem summa cum laude with a B.Sc. in Computer Science and Business Management.
Nir Cohen	42	Nir Cohen, was appointed a director on our board in June 2012. Currently Mr. Cohen serves as Chief Financial Officer of DBSI Investments Ltd. Before joining DBSI Investments, Mr. Cohen served as partner and CFO of Argoquest Holdings, LLC — a privately held US investment company specializing in high-tech investments. Prior to joining Argoquest, Mr. Cohen served as a senior associate at Kesselman & Kesselman, Israeli affiliate of the global accounting firm of PriceWaterhouseCoopers (PwC). Before joining PwC, Mr. Cohen worked as an auditor for the accounting firm of KPMG in Israel. Mr. Cohen holds a BA in Accounting and Business Management from the College of Management, and he is a Certified Public Accountant in Israel.
Jonathan Irroni	65	Jonathan Irroni, was appointed a director on our Board in December 2014. He previously served as the Chief Executive Officer of Investec Bank Ltd. and as managing director and Chief Executive Officer of Ubank Ltd. (formerly Investec Bank (Israel) Limited), a subsidiary of Investec Group Limited. and as chairman of the board of directors in the Bank of Jerusalem Ltd. Additionally, Mr. Irroni has been a director of N.R. Spuntech Industries Ltd. since 2009 and serves as a director of the Bank of Jerusalem Ltd. He previously served as a Director at Adgar Investments and Development Ltd.
Alicia Rotbard	69	Alicia Rotbard, was appointed a director on our board in October 2010. In 1989 Ms. Rotbard founded DOORS Information Systems, Inc. and served as its CEO until 2002. Since 1989 Ms. Rotbard served as president and CEO of Quality Computers Ltd. and from 1980 to 1985 Ms. Rotbard served as Deputy General Manager of the Tel-Aviv Stock Exchange, where she managed the computer department and operations. Ms. Rotbard holds a B.Sc. in Mathematics and Physics from the Hebrew University of Jerusalem.

OUR BOARD OF DIRECTORS WILL PRESENT THE FOLLOWING RESOLUTION AT THE MEETING AND RECOMMENDS YOU VOTE FOR SUCH RESOLUTION:

“RESOLVED, that Mr. Yossi Ben Shalom, Mr. Barak Dotan, Mr. Nir Cohen and Mr. Jonathan Irroni are hereby re-elected to serve as directors of the Company for the coming year until the next annual meeting or until their respective successors are duly elected and qualified, and Ms. Alicia Rotbard is hereby re-elected to serve as an independent director of the Company for the coming year until the next annual meeting or until her respective successor is duly elected and qualified.”

Proposal 1 requires the affirmative vote of the holders of at least a majority of the voting power represented at the meeting in person or by proxy and voting thereon, in respect of each director.

Further, the Compensation Committee on May 11, 2015, and the Board of Directors of the Company on May 12, 2015, approved, subject to the re-election of Mr. Jonathan Irroni and Ms. Alicia Rotbard as directors of the Company, the payment of a director's fee to each of Mr. Jonathan Irroni and Ms. Alicia Rotbard, at the fixed amount rate as set forth in the Companies Regulations (Rules Regarding Compensation and Expenses of an External Director) – 2000. In addition, the Compensation Committee on May 11, 2015 approved the renewal of the Company's Directors and Officers insurance policy in accordance with the guidelines set in the Company's Compensation Policy. In accordance with the Companies Regulations (Relief from Related Party Transactions) – 2000, such director's fee payment and procurement of Directors and Officers insurance requires the approval of the Compensation Committee and in respect of the director's fee payment also the approval of the Board of Directors, provided that if one or more shareholders holding at least one percent (1%) of the issued share capital or the voting rights in the Company, provides his/her/it objection to such relief within fourteen (14) days from the date of notice, herein provided, then the payment of such consideration shall be brought to the approval of the shareholders meeting.

PROPOSAL 2

APPOINTMENT OF KOST FORER GABBAY & KASIERER AS THE INDEPENDENT
PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING
DECEMBER 31, 2015 AND TO AUTHORIZE THE AUDIT COMMITTEE TO FIX
THEIR REMUNERATION

The Companies Law requires shareholder approval of the appointment of the Company's independent public accountants for the fiscal year ending December 31, 2015. Our Board of Directors recommended and upon such recommendation, at the last annual meeting, the Company's shareholders appointed the accounting firm of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm. The Board of Directors believes that the appointment of Kost Forer Gabbay & Kasierer as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2015 is appropriate and in the best interests of the Company and its shareholders. Subject to the approval of this proposal, the Audit Committee will fix the remuneration of Kost Forer Gabbay & Kasierer in accordance with the volume and nature of their services to the Company.

OUR BOARD OF DIRECTORS WILL PRESENT THE FOLLOWING RESOLUTION AT THE MEETING AND RECOMMENDS YOU VOTE FOR SUCH RESOLUTION:

“RESOLVED to appoint Kost Forer Gabbay & Kasierer as the independent public accountants of the Company for the year ending December 31, 2015 and to authorize the Audit Committee to fix their remuneration in accordance with the volume and the nature of their services, as the Audit Committee may deem fit in its sole discretion.”

Proposal 2 requires the affirmative vote of the holders of at least a majority of the voting power represented at the meeting in person or by proxy and voting thereon.

PRESENTATION OF FINANCIAL STATEMENTS

The Companies Law requires the presentation of the Consolidated Balance Sheets and related information of the Company to our Shareholders. The Company will present at the Meeting the Company’s Consolidated Balance Sheets at December 31, 2014, and the Consolidated Statements of Income for the year then ended and will present to the Shareholders the management's report on the business of the Company for the year ended December 31, 2014.

REPORTING REQUIREMENTS

We are subject to the information reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to foreign private issuers and we fulfill the obligations with respect to those requirements by filing reports with the SEC. Our filings with the SEC may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. The circulation of this proxy statement should not be taken as an admission that we are subject to those proxy rules.

Shareholders are urged to complete and return their proxies promptly in order to, among other things, ensure action by a quorum and to avoid the expense of additional solicitation. If the accompanying proxy is properly executed and returned in time for voting, and a choice is specified, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted in favor of the proposals described in this proxy statement, subject to the terms of applicable law.

By Order of the Board of Directors
Pointer Telocation Ltd.
June 16, 2015